EXHIBIT 4.1

                                AMENDMENT NO. 2

                                       to

                SECOND AMENDED AND RESTATED DECLARATION OF TRUST

         THE SECOND AMENDED AND RESTATED DECLARATION OF TRUST OF AFG INVESTMENT TRUST C made and agreed to by the Trustees and the Beneficiaries as of July 15, 1997 (the "Trust Agreement"), which was amended by Amendment No. 1 as of
June 15, 1998 ("Amendment No. 1") is hereby amended as of June 25, 1999, by amending and restating Amendment No. 1 in its entirety as follows:

                                     RECITAL

         On June 15, 1998, a Majority in Interest of the Beneficiaries consented to certain amendments to the Trust Agreement, which are described in the Solicitation Statement and are included in this Amendment No. 2.

         1. Section 1.2 is hereby deleted and the following substituted in lieu thereof: The Trust shall maintain an office at 88 Broad Street, Boston, Massachusetts 02110, and may have such other offices or places of business as the Managing Trustee may from time to time determine as necessary or expedient.

         2. The purposes of the Trust are as set forth in Section 1.4, as supplemented and modified by the Solicitation Statement.

         3. The following terms are hereby added to ARTICLE II in replacement of the corresponding terms in such Article:

                  "Assets" means, collectively, any personal property, including equipment, other personal property and Securities of any type and description, whether or not related to such personal property, and any interest of the Trust therein, whether directly or indirectly through a nominee, Joint Venture or otherwise.

                  "Asset Management" means personnel and services necessary to the activities of the Trust relating to its Assets including but not limited to leasing and re-leasing of Assets, collecting revenues, paying operating expenses, determining that the Assets are used in accordance with all operative contractual arrangements, providing clerical and bookkeeping services necessary to the operation of Assets and management of any Securities.

         4. The following terms are hereby added to ARTICLE II in their proper alphabetical position:

                  "Class Action Lawsuit" means the class and derivative action brought on June 24, 1997, by Leonard Rosenblum, J/B Investment Partners, Small and Barbara Barmack, Partners, and Barbara Hall against EFG and a number of its Affiliates, together with any related class and derivative actions.

                  "Securities" means securities of any type of description which are acquired by the Trust.
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     "Solicitation Statement" means the Solicitation Statement of the Trust dated May 6, 1998, as amended or supplemented from time to time, pursuant to which the Consent of the Beneficiaries was obtained, among other things, to modify the investment objectives and policies of the Trust.

     5. Section 4.2(b)(iv) is hereby deleted and the following inserted in lieu thereof:

          (iv) For a period continuing through May 29, 1996, and for an additional period commencing as of June 15, 1998 and continuing through December 31, 2001, to reinvest Cash from Sales and Refinancings in additional Assets; provided, however, that the Lease of any Asset so acquired shall have a term which shall expire not later than eleven years after Final Closing, or, if such term is scheduled to expire more than eleven years after Final Closing, that such asset will be sold within such period; and provided, further, that sufficient Distributions are made during the relevant period of Trust operations to enable the Beneficiaries to pay any state and federal income taxes arising from the Sale or Refinancing transaction (assuming the Beneficiaries are in a combined federal and state marginal tax bracket of 33% or the rate effective at the time of the Sale or Refinancing transaction);

     6. Clause (vii) of Section 4.5 is hereby deleted.

     7. The second sentence of Section 5.1(b) is hereby deleted and the following inserted in lieu thereof:

          For rendering services in connection with the acquisition of additional Assets by the Trust through the reinvestment of Cash From Sales or Refinancings, the Trust shall pay to the Advisor Acquisition Fees and Acquisition Expenses equal to the lesser of (A) 3% of the Asset Base Price paid by the Trust for each Asset acquired (1% of the Asset Base Price of each Asset acquired from June 15, 1998 through December 31, 2001), or (B) a fee, which in conjunction with all other fees paid by or on behalf of the Trust to all Persons in connection with the acquisition of an Asset, the Managing Trustee believes to be competitive with that charged by non-Affiliated Persons for rendering comparable services.

     8. The first sentence of Section 5.1(c) is hereby deleted and the following inserted in lieu thereof:

                  (c) For Asset Management, the Trust shall pay an Asset Management Fee to either the Advisor or the Managing Trustee, as hereafter provided, payable monthly, equal to the lesser of (A) the fees which the Managing Trustee reasonably believes to be competitive for similar services for similar assets or (B) either (i) to the Advisor, 5% of gross lease rental revenues of the Trust from Operating Leases and 2% of gross lease rental revenues of the Trust from Full Payout Leases for the month for which such payment is being made with respect to any Assets acquired by the Trust on or prior to March 31, 1998, or (ii) to the Advisor, 2% of gross monthly lease rentals with respect to leases of Assets acquired on or after April 1, 1998, or
         (iii) to the Managing Trustees, 1/12th of 1% of the fair market value (or, if unattainable, the cost) of any Securities or other Assets (other than equipment).

     9. Section 7.1 is hereby deleted and the following inserted in lieu thereof:

          The Managing Trustee shall use its best efforts to cause the Trust to follow the investment objectives and policies set forth in the Class A Prospectus, as modified by the Solicitation Statement. The Managing Trustee may not make substantial or material modifications in such investment objectives without Majority Consent. All funds held by the Trust which are not invested in Assets (including subscription payments upon their release to the Trust) may be invested by the Trust in Permitted Investments. The Trust shall not redeem or repurchase Interests except to the extent that such Interests are forfeited in order to (a) prevent the assets of the Trust from being deemed plan assets or (b) prevent Foreign Beneficiaries from remaining Trust Beneficiaries under certain circumstances provided herein or (c) as permitted by Section 9.6. The Managing Trustee shall use its best efforts and in particular shall only acquire Securities in such a manner to ensure that the Trust shall not be deemed an investment company, as such term is defined in the Investment Company Act of 1940.

         10. The second and third paragraphs of Section 7.5 are hereby deleted and the following inserted in lieu thereof:

                  The Trust may enter into Joint Ventures with Affiliates of the Managing Trustee or EFG or programs sponsored by the Managing Trustee or its Affiliates (including Joint Ventures organized after the Closing) (collectively, "Affiliated Venturers") but only if (i) no such Joint Venture shall be entered into by the Trust which involves the payment of duplicative equipment management or other fees or which would have the effect of circumventing any of the restrictions on and prohibitions of transactions involving conflicts of interest contained in this Agreement and (ii) the compensation to the Managing Trustee and its Affiliates with respect to such Joint Ventures shall be substantially identical to the compensation described in this Agreement. Further, no lender to a Joint Venturer may have a security or other interest in this Trust's interest in the Joint Venture except to the extent of funds loaned directly to or for the benefit of the Trust. The Trust may cease to be a party to a Joint Venture by sale of its interest to another Joint Venturer or to a third party purchaser.

                  The Trust may also enter into a Joint Venture with one or more unaffiliated Persons and one or more Affiliated Ventures provided that
         (i) the Trust and its Affiliated Venturers acquire collectively a controlling interest (as such term is described above) in such Joint Venture, (ii) the conditions set forth in clauses (i) and (ii) in the paragraph immediately above are satisfied and (iii) the Joint Venture Agreement or related documents grant to the Trust and its Affiliated Venturers the joint right to make basic management decisions concerning the leasing, financing, refinancing, sale or other disposition of the Assets.

                  Notwithstanding anything contained in this Section 7.5 to the contrary, the Trust may enter into Joint Ventures only (i) where such investments will further the investment objectives of the Trust, (ii) where such Joint Ventures do not involve the payment to the Managing Trustee, the Advisor and any Affiliate of the foregoing, equipment management or other fees that would not permitted under this Agreement,
         (iii) where the Managing Trustee believes that it is in the best interest of the Trust to do so and (iv) where the Managing Trustee believes that the Trust's participation is on terms and conditions which are fair to the Trust and the Beneficiaries, taking into account the participation of the Affiliated Venturers, and will allow the Trust to better obtain its investment objectives.

         11. Section 8.1(d) is hereby deleted and the following inserted in lieu thereof:

                  (d) Promptly after the Class B Closing the Trust will make the Special Class A Distribution to the Class A Beneficiaries. Promptly after settlement of the Class Action Lawsuit, the Trust will make the Second Special Class A Distribution in the amount of $413,247 from the Class B Offering proceeds pro rata to the Class A Beneficiaries of record as of September 1, 1997, or their successors and assigns.

         12. Clause First in the second paragraph of Section 8.2(a) regarding Losses is hereby deleted and the following inserted in lieu thereof:

                  First, to the extent that the Managing Trustee, the Special Beneficiary or any Class B Beneficiary has a positive balance in his Capital Account, to such Person(s) until such Capital Account balance(s) are decreased to zero, and if Losses are insufficient to reduce all such Capital Accounts to zero, then pro rata according to the positive balances in each Capital Account; and

         13. The following sentence is hereby added at the end of Section 8.1(e): In the event that a final settlement of the Class Action Lawsuit has been attained on or prior to July 17, 1999, then $929,806 of any remaining Class B Proceeds will be retained by the Trust and invested in additional Assets.

         14. The following sentence is hereby added at the end of Section
11.2(a):

         Notwithstanding the foregoing, however, effective as of June 25, 1999, Class B Beneficiaries which are the Managing Trustee or any of its Affiliates will be required to vote their Class B Interests in accordance with the vote of a Majority in Interest of the Class A Beneficiaries with respect to all Interested Transactions. As used herein the term "Interested Transactions" means transactions where Beneficiary Consent under this Agreement is required concerning the compensation of the Managing Trustee or any of its Affiliates, the extension of the term of the Trust, or regarding any transaction between the Trust and the Managing Trustee or its Affiliates; provided, however, that the foregoing voting restrictions shall not relate to any votes concerning the withdrawal or removal of the Managing Trustee, which votes are not subject to such voting restrictions.

         15. The last sentence of Section 11.2(b) is hereby deleted and the following inserted in lieu thereof:

         The Managing Trustee and its Affiliates shall be entitled to vote with respect to any Interests which they own; provided that except as provided in Section 11.2(a) hereof the Managing Trustee and its Affiliates may not vote their Interests with respect to the compensation or the withdrawal or removal of the Managing Trustee pursuant to this Agreement or regarding any transaction between the Trust and the Managing Trustee or its Affiliates.

         Except as specifically amended hereby, the Trust Agreement remains in full force and effect.

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
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 2 as of June 25, 1999.

MANAGING TRUSTEE:                            CLASS A AND B BENEFICIARIES
AFG ASIT Corporation                         By: AFG ASIT Corporation, as
                                             Attorney-in-Fact for each such
                                             Person pursuant to Article XIII of
                                             the Trust Agreement


By: /s/ James A. Coyne                       By: /s/ James A. Coyne
   ----------------------------                 -----------------------------
   James A. Coyne,                              James A. Coyne,
   Senior Vice President                        Senior Vice President


SPECIAL BENEFICIARY:
Equis Financial Group Limited Partnership
By: Equis Corporation,  general partner

By: /s/ Gary D. Engle
   -----------------------------
   Gary D. Engle, President